Exhibit 99.1

Analog Devices Appoints André Andonian to its Board of Directors

WILMINGTON, Mass. – June 27, 2022 – Analog Devices Inc. (NASDAQ: ADI) today announced that its Board of Directors has appointed André Andonian as an independent director effective as of June 27, 2022. Andonian is the Chief Executive Officer of Andonian Advisory Pte. Ltd., a consulting and advisory firm that he founded that provides board and executive level advisory services to both public and private companies. Previously, Andonian was Senior Partner, Chairman of Japan and Managing Partner of Korea with McKinsey & Company. Andonian brings particular expertise in transforming companies into global leaders in the high-tech, advanced industries, aerospace, biotech and basic materials sectors, and has deep experience in the assessment and development of talent. His appointment expands ADI’s board to 13 members.

“We are pleased to welcome André to the ADI Board,” said Vincent Roche, ADI’s CEO and Chair. “He brings significant experience working with senior leaders of companies around the world across a multitude of industries on a broad range of strategic and operational issues, including driving major high-tech transformations. We look forward to benefiting from his global insights and expertise as we continue to strive to stay ahead of our customers’ needs and work to solve their toughest challenges.”

Over the course of his almost 35 years at McKinsey & Company, Andonian held executive leadership roles across Europe, the U.S. and Asia. During his five-year tenure as the Managing Partner for Japan, he led Japan to become one of McKinsey’s fastest-growing offices, more than doubling the client portfolio and the number of employees in the office. Prior to Japan, he led the newly founded Advanced Industries sector to become one of the largest sectors of the Firm in the Americas and globally.

Andonian was a Fulbright Scholar at the Wharton School of University of Pennsylvania, where he received his MBA with distinction, and holds an MA and a BA in Social & Economic Sciences.

About Analog Devices

Analog Devices, Inc. (NASDAQ: ADI) operates at the center of the modern digital economy, converting real-world phenomena into actionable insight with its comprehensive suite of analog and mixed signal, power management, radio frequency (RF), and digital and sensor technologies. ADI serves 125,000 customers worldwide with more than 75,000 products in the industrial, communications, automotive, and consumer markets. ADI is headquartered in Wilmington, MA. Visit https://www.analog.com.

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Analog Devices, Inc.

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